Exhibit 99.1

MURPHY OIL CORPORATION ANNOUNCES REGULAR DIVIDEND,

OPERATIONS UPDATE AND

EXECUTIVE MANAGEMENT SUCCESSION

EL DORADO, Arkansas, October 1, 2014 – Murphy Oil Corporation (NYSE:MUR) (“the Company” or “Murphy”) announced today that the Board of Directors declared a quarterly cash dividend on the Common Stock of Murphy Oil Corporation of $0.35 per share, or $1.40 per share on an annualized basis. The dividend is payable December 1, 2014 to holders of record November 14, 2014.

In an operational update, the Company confirmed the successful closing on the sale of the U.K. retail gasoline network on September 30, 2014 to Motor Fuel Group. The sale of the Milford Haven refinery remains on track to close on October 31, 2014.

With the completed disposition of the U.K. retail system and the pending close of the Milford Haven refinery sale, Tom McKinlay, Executive Vice President – U.K. Downstream, will be leaving the Company, effective November 1, 2014, to pursue other opportunities. McKinlay joined Murphy in 1991 and has held several positions within the Company’s downstream business.

Bill H. Stobaugh, Executive Vice President Corporate Planning and Business Development, who has stewarded the sales process of the U.K. downstream business at the corporate level, will retire from the Company effective March 1, 2015, after nearly 20 years of service. Stobaugh joined Murphy Oil Corporation in May 1995 as Vice President, Corporate Planning in El Dorado, Arkansas. He was promoted to Senior Vice President, Corporate Planning in May 2005 and was named to his current position in 2012.

Roger Jenkins, President and Chief Executive Officer commented, “We are pleased to conclude the sale of the U.K. retail business and expect to complete the Milford Haven refinery divestiture in the near term.” Jenkins added, “We appreciate Tom’s contributions over his many years with the Company and wish him well in his future endeavors. Bill has served the Company well leading our planning initiatives for many years and most recently managed the U.K. sales process for us. I wish him well in his well-deserved retirement.”

In other operations, the sidetrack of the Titan-1 well has been plugged and abandoned after failing to encounter hydrocarbons. The sidetrack, along with the original Titan-1 well, will incur a pretax dry hole expense of approximately $66 million in the third quarter of this year. Murphy also reiterates our third quarter production guidance of 225,000 barrels of oil equivalent per day and our previously disclosed annual guidance.

In other business, the Board of Directors approved the following executive management succession:

Kevin G. Fitzgerald, Executive Vice President and Chief Financial Officer, will retire effective March 1, 2015, after nearly 33 years of service. Mr. Fitzgerald joined the Murphy enterprise in 1982 as Assistant Treasurer of the Company’s contract drilling subsidiary in New Orleans. In 1996, he was named Director, Investor Relations, then promoted to Treasurer in 2001. Mr. Fitzgerald was promoted to Senior Vice President and Chief Financial Officer in 2007. He was named to his current position in 2011.

John W. Eckart, currently Senior Vice President and Controller, will succeed Mr. Fitzgerald as Executive Vice President and Chief Financial Officer effective March 1, 2015. Eckart joined Murphy in 1990 as Auditing Manager and was promoted to Assistant Controller in 1995. He was named Controller in 2000 and was promoted to Vice President and Controller in 2007. He was promoted to his current role in 2011. He holds a bachelor’s degree in Accounting from the University of Arkansas and is a Certified Public Accountant.

Roger Jenkins said, “On behalf of the Company, I want to thank Kevin for his many years of service and wish him well in retirement. Kevin has provided sound advice and guidance to managing the financial affairs and investor relations of the Company, and his contributions will be greatly missed.” Jenkins continued, “We welcome John to his new role as Executive Vice President and Chief Financial Officer. John has been with the Company for many years and the transition will be seamless.”

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause one or more of the events forecasted in this press release not to occur include, but are not limited to, a deterioration in the business or prospects of Murphy, adverse developments in Murphy’s markets, or adverse developments in the U.S. or global capital markets, credit markets or economies generally. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, political and regulatory instability, uncontrollable natural hazards and a failure to execute currently contemplated dispositions on acceptable terms. For further discussion of risk factors, see both Murphy’s 2013 Annual Report on Form 10-K and Form 10-Q for the quarterly period ended June 30, 2014, on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

####